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                                                               Exhibit (a)(1)(A)

                              MICROSEMI CORPORATION
                                2381 MORSE AVENUE
                                IRVINE, CA 92614
                                 (949) 221-7100


                           STOCK OPTION EXCHANGE OFFER

                                November 1, 2002


            THE OFFER EXPIRES ON DECEMBER 6, 2002 AT 5 O'CLOCK P.M.,
             U.S. PACIFIC STANDARD TIME, UNLESS WE EXTEND THE OFFER

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION ("SEC"), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER, OUR COMPANY, OUR BOARD OF DIRECTORS, OUR OFFICERS AND OUR EMPLOYEES MAKE NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS FOR CANCELLATION IN THIS EXCHANGE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR CANCELLATION BASED SOLELY ON THE INFORMATION CONTAINED AND REFERRED TO BELOW.

     ACCEPTANCE OF THIS OFFER INVOLVES SIGNIFICANT RISKS. SEE "CERTAIN RISKS OF PARTICIPATING IN THIS OFFER" BELOW.

     We ("Microsemi" or the "Company") are offering (the "Offer") our employees, excluding any members of our Board of Directors or Corporate Officers, the opportunity to cancel some or all outstanding options to purchase shares of our common stock that have an exercise price that is equal to or greater than $14.00 per share ("Eligible Option Grants") in exchange for our promise, subject to the terms and conditions of the Offer, of a future grant of replacement options to purchase shares of our common stock ("Replacement Options").

     Regardless of whether you wish to accept or decline this Offer, you must complete and deliver us an Acknowledgement and Election Form indicating whether or not you wish to exchange your Eligible Option Grants for Replacement Options.

     The terms of the Offer are, generally speaking, as follows:

    . You will receive an Acknowledgement and Election Form indicating which of the options you now hold are your Eligible Option Grants, if any.

    . Every option holder must sign and return an Acknowledgement and Election
      Form, whether they desire to accept or decline the Offer.

    . Each Eligible Option Grant can be tendered for cancellation by indicating that you "accept," or not tendered by indicating that you "decline," as to each separate Eligible Option Grant. You may also withdraw any tender of an Eligible Option Grant by subsequently submitting another Acknowledgement and Election Form that indicates that you "decline." You may tender or withdraw each Eligible Option Grant separately, in whole but not in part as to each particular grant.

    . Generally, the Eligible Option Grants are only those grants with exercise prices of $14 or more. However, if you hold any options that were granted after April 30, 2002 and if you elect to exchange any of your outstanding options that have an exercise price that is equal to or greater than $14.00 per share, then you must also exchange any or all of your options that were granted in the six-month period prior to the Commencement Date - even if the exercise price of those options is less than $14.00 per share.

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    . The Replacement Options will be granted on June 9, 2003, or a later date if the Expiration Date is extended for instance (the "Replacement Option Grant Date").

    . The Replacement Options will have an exercise price equal to the closing price of our common stock as reported by Nasdaq on the Replacement Option Grant Date (June 9, 2003, or later).

    . The number of shares subject to the Replacement Options you potentially will receive will equal the number of shares subject to your options that are cancelled pursuant to this Offer.

    . The Replacement Options will be 25% vested on the date they are granted, and will vest as to another 25% on each anniversary of the grant date, subject to your continuous employment with Microsemi or a subsidiary.

    . The grant of Replacement Options is contingent upon your continued employment with Microsemi until the Replacement Option Grant Date.

    . The grant of Replacement Options is subject to the possibility of a change in control of Microsemi that might result in your receiving no Replacement Options due to the potential refusal of the acquiring entity to make such grants or continue your employment.

     Although the foregoing generally describes the Offer, we are making this Offer upon the terms, and subject to the conditions, described elsewhere in this Offer to Exchange (and the attachments hereto), the related cover letter, the Summary Term Sheet and Questions and Answers (which together, as they may be amended from time to time, constitute the Offer). Without limiting the preceding sentence, this Offer is subject to conditions that we describe in Section 6 of the Offer to Exchange.

     Shares of our common stock are quoted on Nasdaq under the symbol "MSCC". On October 30, 2002 the closing price of our common stock as reported by Nasdaq was $7.70 per share. We recommend that you obtain more current market quotations for our common stock if you use current price as a factor in deciding whether to elect to tender your Eligible Option Grants for cancellation and exchange.

     This Offer is currently expected to expire at 5 o'clock p.m., U.S. Pacific Standard Time, on December 6, 2002, unless we extend the Offer to a later date (the "Expiration Date"). You may make as many revisions of your election as you like, provided we receive your revised Acknowledgement and Election Form on or before the Expiration Date.

     If you have any questions regarding the Offer, please consult the Offer, including the Summary Term Sheet and Questions and Answers. If the Offer, including the Summary Term Sheet or the Questions and Answers, does not answer your questions, or if you need assistance completing the related documentation, please contact Microsemi either by email to ExchangeOfferQuestions@microsemi.com or by fax to 1-866-804-2705, only.

                                    IMPORTANT

     Your election to exchange one or more of your Eligible Option Grants is voluntary. HOWEVER, AS AN OPTIONHOLDER, REGARDLESS OF YOUR DECISION TO ACCEPT OR DECLINE THE OFFER, YOU MUST PROPERLY COMPLETE THE ACKNOWLEDGEMENT AND ELECTION FORM AND DELIVER IT to David R. Sonksen, Secretary of Microsemi located at 2381 Morse Ave., Irvine, CA 92614, via (1) facsimile at 1-866-803-2718, or if you cannot fax it, then by (2) personal delivery through first class registered or certified U.S. mail, Federal Express or other comparable courier service, before 5 o'clock p.m., U.S. Pacific Standard Time on the Expiration Date (currently December 6, 2002), or at a later date if we extend the Offer. However, if you fail to deliver the Acknowledgement and Election Form by the stated time on the Expiration Date, you will be deemed to have rejected the Offer. Delivery will be deemed made only when actually received by us.

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No late deliveries will be accepted. Additionally, we retain the right to reject
Eligible Option Grants that are tendered for exchange if any of the conditions, described fully in Section 6, "Conditions of the Offer" are triggered, unless and only to the extent we waive such conditions in our sole discretion. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange.

     We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. However, our Board of Directors believes that the Offer may create a better chance for participants who exchange Eligible Option Grants for Replacement Options to obtain value from their options and our stock option program. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. You should consult your personal advisors if you have questions about your financial and/or tax situation. The information about this Offer is limited to this document, the attached Summary Term Sheet and Questions and Answers and the Tender Offer Statement on Schedule TO.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, INCLUDING THE ATTACHMENTS, SUCH AS THE SUMMARY TERM SHEET, QUESTIONS AND ANSWERS, PROSPECTUS, OPTION PLAN, FORM OF OPTION GRANT AND REPLACEMENT OPTION AGREEMENT AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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                                    CONTENTS

GLOSSARY

SUMMARY TERM SHEET

CERTAIN RISKS OF PARTICIPATING IN THIS OFFER

THE OFFER
1.   NUMBER OF OPTIONS; EXPIRATION DATE.
2.   PURPOSE OF THE OFFER.
3.   PROCEDURES.
4.   CHANGE IN ELECTION; WITHDRAWAL OF ELECTION.
5. ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.
6.   CONDITIONS OF THE OFFER.
7.   PRICE RANGE OF COMMON STOCK.
8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.
9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTION GRANTS.
10.  STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE OFFER.
11.  LEGAL MATTERS; REGULATORY APPROVALS.
12.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.
13.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.
14.  FEES AND EXPENSES.
15.  INFORMATION ABOUT US.
16.  ADDITIONAL INFORMATION.
17.  MISCELLANEOUS.

SCHEDULE A:  Information About Our Directors And Executive Officers

SCHEDULE B:  Addenda For Employees Residing Outside The U.S.
     ADDENDUM FOR EMPLOYEES IN TAIWAN
     ADDENDUM FOR EMPLOYEES IN HONG KONG
     ADDENDUM FOR EMPLOYEES IN IRELAND
     ADDENDUM FOR EMPLOYEES IN SINGAPORE

                                       EXHIBITS

EXHIBIT (a)(1)(B):  Questions And Answers
EXHIBIT (a)(1)(C):  Fax Cover Sheet
EXHIBIT (a)(1)(D):  Acknowledgement And Election Form
EXHIBIT (a)(1)(E):  Microsemi's Receipt
EXHIBIT (a)(1)(F):  Reminder to All Microsemi Option Holders
EXHIBIT (a)(1)(G):  Cover Letter To Microsemi Option Holders
EXHIBIT (a)(1)(H):  Presentation Materials Regarding Stock Option Exchange
Program
EXHIBIT (a)(4): Prospectus For 1987 Microsemi Corporation Stock Plan EXHIBIT (d)(1): 1987 Microsemi Corporation Stock Plan, As Amended
EXHIBIT (d)(2): Form Of Notice Of Stock Option Grant And Replacement Option Agreement
EXHIBIT (g):  Script of Statements To Be Made To Employees By Officers

                                    GLOSSARY

     "Approved Leave of Absence" means any employee leave of absence protected by statute or approved by the Company according to the practices or policies of the Human Resources Department of the Company.

     "Commencement Date" means the date that we first provide to our employees the opportunity to participate in this Offer and the means to exchange Eligible Option Grants.

     "Company Option Plan" means our 1987 Microsemi Corporation Stock Plan, as amended.

     "Corporate Officers" means the following executive officers of the Company:
James J. Peterson, David R. Sonksen, Ralph Brandi, Paul R. Bibeau, John M. Holtrust, Andy T.S. Yuen, James H. Gentile, John J. Petersen and Michael Sileo, Jr.

     "Eligible Option Grants" means outstanding options held by employees to purchase shares of our common stock that have an exercise price that is equal to or greater than $14.00 per share and that remain outstanding (i.e. unexercised and not cancelled) on the Expiration Date. With respect to an employee who elects to exchange one of the foregoing options, "Eligible Option Grants" also includes any and all options granted to the employee during the six-month period prior to the Commencement Date that remain outstanding on the Expiration Date.

     "Employee" and "Employed" and "Employment" include being an active, regular employee or being on an Approved Leave of Absence. The terms do not include service as a member of our Board of Directors, as Corporate Officers, as a consultant or as an intern, nor do they include where termination before the Replacement Option Grant Date has been mutually agreed upon.

     "Exercisable" (with respect to an option) means vested, or held for a sufficient period of continuous employment such that the option has become eligible to be exercised with respect to some or all of the stock subject to the option as specified in the vesting schedule.

     "Expiration Date" means the time that this Offer will expire, which is currently set to be at 5 o'clock p.m., U.S. Pacific Standard Time on December 6, 2002, unless we extend the Offer to a later date.

     "Fair Market Value" means the closing price of our common stock as reported by Nasdaq on the Replacement Option Grant Date.

     "Nasdaq" means The Nasdaq Stock Market, Inc.'s National Market System.

     "Offer" means this offer to exchange Eligible Option Grants for Replacement Options.

     "Replacement Options" means options to purchase shares of our common stock that will be issued on the Replacement Option Grant Date in exchange for the cancellation of Eligible Option Grants if you accept the Offer and the terms and conditions are satisfied. (See Section 5)

     "Replacement Option Grant Date" means the date that we grant Replacement Options, which is approximately six months and one day after the Expiration Date; provided, however, that if no sales of our common stock are reported on such date, then the Replacement Option Grant Date shall be the next day following such date on which there is a reported sale.

     "SEC" means the United States Securities and Exchange Commission.

     "Schedule TO" means the Tender Offer Statement filed by Microsemi with the SEC in connection with this Offer to Exchange, including any amendments thereto.

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     "Subject to adjustment" means that the number of shares to be granted under your Replacement Options will be changed to give effect to any stock splits, stock dividends, recapitalizations or similar transaction that may occur between the Expiration Date and the Replacement Option Grant Date.

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of this Offer. We urge you to read carefully the remainder of this Offer to Exchange, including the Questions and Answers, Prospectus and the other attachments, because the information in this summary is not complete. We have included cross-references to the relevant sections of this Offer to Exchange where you can find a more complete description of the topics discussed in this summary.

  . Offer. We are offering our employees, excluding any members of our Board of Directors or Corporate Officers, the opportunity to exchange Eligible Option Grants for Replacement Options. Eligible Option Grants are outstanding options with an exercise price equal to or greater than $14.00 per share. (See Section 1)

  . Voluntary Participation; Exchange. Your participation in this Offer is voluntary. You may exchange one or more of your Eligible Option Grants, but if you elect to exchange any Eligible Option Grant, you also will be deemed to tender for cancellation any and all other options granted to you during the six-month period prior to the Commencement Date, even if the exercise price of those options is less than $14.00 per share. (See Section 1)

  .  Replacement Options.

     Number of Shares. The number of shares subject to the Replacement Options will equal the number of shares subject to the Eligible Option Grants exchanged, subject to adjustment. (See Section 8)

     Term. The Replacement Options will have a term of ten years from the Replacement Option Grant Date (not from the original date of grant of the Eligible Option Grants), subject to early termination in the event of termination of your employment. For example, if the Replacement Option Grant Date is June 9, 2003, then your Replacement Option will expire no later than June 8, 2013. The option term concludes on the expiration date of the option. Generally, the period of time allotted to our optionees to exercise options following the option grant date is ten years so long as you are continuously employed by the Company. (See Section 8)

     Exercisability and Vesting. The Replacement Options will initially be 25% exercisable on the Replacement Option Grant Date, and will become exercisable as to an additional 25% on each anniversary of the Replacement Option Grant Date, so that the Replacement Options will be 100% exercisable on the third anniversary of the Replacement Option Grant Date, assuming your continuous employment with Microsemi through that date. (See Sections 5 and 8)

     Exercise Price. The Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. (See Sections 5 and 8)

     Qualification as Incentive Stock Options. The Replacement Options will be labeled as incentive stock options but will qualify as incentive stock options only to the maximum extent allowed under U.S. federal income tax law. Your Replacement Options will not qualify as incentive stock options if you are an employee on a leave of absence that has exceeded 90 days on the Replacement Option Grant Date and you do not have a right to return to employment that is guaranteed by contract or statute, or if your Replacement Options are granted to your heirs, personal

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

     representatives, devisees or beneficiaries in the event of your death prior to the Replacement Option Grant Date, or in certain other circumstances. (See Section 12)

  . Timing. We commenced this Offer on November 1, 2002. The Expiration Date of this Offer is currently December 6, 2002, but we may extend this Offer to a later date. The Replacement Option Grant Date will be June 9, 2003, or a later date if this Offer is extended, provided that if there are no reported sales of our common stock on such date, then the Replacement Option Grant Date will be the next day following such date on which there is a reported sale. (See Section 1)

  . Eligibility to Participate in Offer. Eligible Option Grants held by our employees, excluding all members of our Board of Directors and Corporate Officers, may be tendered for cancellation and exchange in this Offer. If for any reason you are not employed by us or one of our subsidiaries or on an Approved Leave of Absence on the Expiration Date, you will not be eligible to participate in this Offer. (See Sections 1 and 5)

  . Replacement Option Grants Are Contingent on Continued Employment. If you are employed by us or one of our subsidiaries or on an Approved Leave of Absence on the Expiration Date, but you do not continue to be employed by us or one of our subsidiaries or on an Approved Leave of Absence through the Replacement Option Grant Date for any reason (other than death), you will not be eligible to receive Replacement Options or any other compensation for your cancelled options. In the event of your death after the Expiration Date and before the Replacement Option Grant Date, any Replacement Options will be granted to your heirs, personal representatives, devisees or beneficiaries pursuant to your will or the laws of descent and distribution. (See Sections 5 and 8)

  . Replacement Option Grants Are Subject to the Possibility of a Change in Control. If we merge with or are acquired by another entity between the Expiration Date and the Replacement Option Grant Date, then we will use our best efforts to cause the successor entity to grant the Replacement Options, but you may not be granted Replacement Options due to the potential refusal of the acquiring entity to make such grants or to continue your employment. (See Section 8)

  . Election. Whether or not you elect to accept this Offer, you must properly complete and deliver an Acknowledgement and Election Form before 5 o'clock p.m., U.S. Pacific Standard Time, on the Expiration Date in accordance with the procedures described in this Offer to Exchange. Your Acknowledgement and Election Form can indicate that you accept or decline the Offer as to each Eligible Option Grant. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted. You may change your election at any time prior to 5 o'clock p.m., U.S. Pacific Standard Time, on the Expiration Date by following similar procedures. You may not change your election after the stated time on the Expiration Date. (See Sections 3 and 4)

  . Conditions to this Offer. This Offer is subject to a number of conditions. If any of the conditions to which this Offer is subject occurs, we may terminate or amend this Offer, or we may postpone or forego our acceptance of any Eligible Option Grants for exchange. (See Section 6)

  . Trading Price for Our Common Stock. Shares of our common stock are traded on Nasdaq under the symbol "MSCC". We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. (See Section 7)

  . U.S. Federal Income Tax Consequences. If you are an employee residing in the United States, we believe that you will not recognize U.S. federal taxable income on the exchange of your Eligible Option Grants for Replacement Options, and that the grant of Replacement Options will not be recognized as U.S. federal taxable income. Please note that in certain circumstances some or all of the Replacement Options may not qualify as incentive stock options even if exchanged for Eligible Option Grants that had been incentive stock options. If you are an employee residing outside the United States, please review the summaries in

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     Schedule B to the Offer and consult your personal tax advisor to determine the tax and similar (e.g., social insurance contribution) consequences of this exchange transaction. (See Section 12 and Schedule B)

  . Amendment and Termination. As long as we comply with applicable laws, we may amend or terminate this Offer in any way. We will notify you if we amend or terminate this Offer. We may be required to extend this Offer in the event we materially change the terms of this Offer. (See Section 13)


                  CERTAIN RISKS OF PARTICIPATING IN THIS OFFER

     Participation in this offer involves a number of risks, including those described below. This list (which are risks of this Offer in particular) and the risk factors under the heading entitled "Risk Factors" in our Prospectus for 1987 Microsemi Stock Option Plan, which is attached hereto as Exhibit (a)(4) (which are risks concerning our options, our common stock and our Company), highlight the material risks of participating in this Offer. We encourage eligible employees to carefully consider these risks and speak with an investment and tax advisor (at their own expense) as necessary before deciding to participate in this Offer. In addition, we urge you to read all the sections in this Offer to Exchange including those discussing tax consequences in various countries, as well as the rest of this Offer to Exchange, and the Acknowledgement and Election Form, for a broader discussion of the risks which may apply to you before deciding to participate in this Offer.

     This Offer to Exchange and our reports filed with the SEC referred to in this Offer include "forward-looking statements." When used in this offer to exchange, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and other similar words as they relate to our company or our management are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements. The documents we filed with the SEC discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to:

                          RISKS SPECIFIC TO THIS OFFER

IF THE STOCK PRICE INCREASES AFTER THE DATE YOUR ELIGIBLE OPTION GRANTS ARE CANCELLED, THE EXERCISE PRICE OF YOUR REPLACEMENT OPTIONS MAY BE HIGHER THAN THE EXERCISE PRICE OF THE OPTIONS THAT YOU ELECTED TO EXCHANGE.

     If the market price of Microsemi common stock increases after the date your options are cancelled, the exercise price of the Replacement Options may be higher than the exercise price of the Eligible Option Grants that you elected to cancel and exchange, because the exercise price of any Replacement Options will be equal to the Fair Market Value of Microsemi common stock, as determined by the closing price of our common stock as reported by Nasdaq, on the Replacement Option Grant Date.

     For example, if you exchange Eligible Option Grants with a $16 exercise price, and the price of Microsemi common stock rises to $20 when the Replacement Options are granted, your Replacement Options will be at a higher exercise price than your cancelled options, and you will have lost value by reason of electing to exchange.

IF WE ENGAGE IN TRANSACTIONS THAT CHANGE OUR BUSINESS, OUR STOCK PRICE COULD BE AFFECTED AND THE EXERCISE PRICE OF THE REPLACEMENT OPTIONS MAY BE HIGHER THAN THE EXERCISE PRICE OF THE OPTIONS THAT YOU ELECTED TO EXCHANGE.

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     From time to time we may engage in transactions with other companies, customers and third parties that could affect or change our business structure, ownership, organization or make-up of our board of directors. Any such action could significantly affect the price of shares of Microsemi common stock. If we engage in any such action or actions before the Replacement Option Grant Date, our shares could increase or decrease in value, and the exercise price of the Replacement Options could be higher or lower than the exercise price of the Eligible Option Grants you elect to have cancelled. You will be at risk of any such increase in our share price before the Replacement Option Grant Date.

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YOU WILL LOSE THE POTENTIAL BENEFIT OF ANY EXERCISABLE ELIGIBLE OPTIONS THAT ARE
CANCELLED IN THIS OFFER.

     Only 25% of the Replacement Options granted to you will be exercisable on the date of grant, and the remainder of the Replacement Options will become exercisable by the third anniversary of the Replacement Option Grant Date. If you participate in this Offer, you may have to wait longer to purchase common stock under your Replacement Options than you would have under your Eligible Option Grants. In addition, if your employment with us terminates for any reason, you will generally forfeit any portion of the shares underlying your Replacement Options that are not exercisable at the time your employment terminates.

YOU MAY NOT RECEIVE REPLACEMENT OPTIONS OR YOUR REPLACEMENT OPTIONS MAY BE AFFECTED AS A RESULT OF AN ACQUISITION OR MERGER OF MICROSEMI OR TRANSFER BY MICROSEMI OF PART OF ITS BUSINESS PRIOR TO THE GRANT OF THE REPLACEMENT OPTIONS.

     If we merge with or are acquired by another entity between the Expiration Date and Replacement Option Grant Date, then we will use our best efforts, but shall be under no obligation, to cause the successor entity to grant the Replacement Options under the same terms as provided in this Offer. Additionally, we or the successor may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of Replacement Options under this Offer. Termination for this reason before the Replacement Options are granted means that you would not receive Replacement Options or any other compensation for your cancelled options.

     Even if a successor entity grants the Replacement Options under the same terms as provided in this Offer, the type of security and the number of shares subject to each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's common stock than the number of shares subject to the Eligible Option Grants that you exchange, if any.

IF YOUR EMPLOYMENT TERMINATES FOR ANY REASON OTHER THAN DEATH PRIOR TO THE GRANT OF THE REPLACEMENT OPTIONS YOU WILL NOT RECEIVE REPLACEMENT OPTIONS OR ANY OTHER COMPENSATION FOR YOUR CANCELLED OPTIONS.

     If your Eligible Option Grants are cancelled pursuant to the Offer and your employment with us or one of our subsidiaries terminates for any reason (other than death) after your Eligible Option Grants are cancelled (December 6, 2002, or later) and before your Replacement Options are granted (June 9, 2003, or later), you will not receive any Replacement Options or any other compensation for your cancelled options. Even if your employment with us is terminated as part of any announced reduction in force, you will fall within this category. In the event of your death after the Expiration Date and before the Replacement Option Grant Date, any Replacement Options will be granted to your heirs, personal representatives, devisees or beneficiaries pursuant to your will or the laws of descent and distribution, but those Replacement Options will not qualify for favorable tax treatment as incentive stock options.

YOUR REPLACEMENT OPTIONS MAY NOT QUALIFY FOR FAVORABLE TAX TREATMENT AS INCENTIVE STOCK OPTIONS, EVEN IF EXCHANGED FOR ELIGIBLE OPTIONS THAT ARE INCENTIVE STOCK OPTIONS.

     Your Replacement Options will be labeled as incentive stock options but will qualify as incentive stock options only to the maximum extent allowed under U.S. federal income tax law. Your Replacement Options will not qualify as incentive stock options if you are an employee on a leave of absence that has exceeded 90 days on the Replacement Option Grant Date and you do not have a right to return to employment that

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

is guaranteed by contract or statute. Your Replacement Options will not qualify as incentive stock options if they are granted to your heirs, personal representatives, devisees or beneficiaries in the event of your death prior to the Replacement Option Grant Date. If the number of shares subject to your Replacement Options is high enough that the aggregate exercise price of the Replacement Options and any other incentive stock options that become exercisable in any one calendar year exceeds $100,000, then your Replacement Options will be deemed nonqualified stock options to the extent of the excess over $100,000. Some or all of your Replacement Options may fail to qualify as incentive stock options in certain other circumstances. We recommend that you consult with your tax advisor for further details.

YOUR ELIGIBLE OPTION GRANTS THAT YOU DO NOT EXCHANGE MAY LOSE THEIR FAVORABLE TAX TREATMENT AS INCENTIVE STOCK OPTIONS.

     We do not believe that our Offer to you, in and of itself, will affect the status of your untendered Eligible Option Grants as incentive stock options. However, it is possible that the U.S. Internal Revenue Service could take the position that the Offer itself is a modification of your untendered Eligible Option Grants. A successful assertion by the U.S. Internal Revenue Service that your untendered Eligible Option Grants are modified by the Offer could extend the holding period that is required to be satisfied prior to sale or disposition of shares underlying an incentive stock option necessary to qualify for favorable tax treatment and, under some circumstances, could even cause all or a portion of your Eligible Option Grants to be treated as nonqualified stock options. For further details, please see Section 12 of this Offer to Exchange and consult with your personal tax advisor.

IF YOU ARE LIVING OR WORKING OUTSIDE THE UNITED STATES, YOU MAY BE SUBJECT TO TAX ON THE EXCHANGE OR ON THE GRANT OF REPLACEMENT OPTIONS OR LOSE ANY PREFERENTIAL TAX TREATMENT OTHERWISE AVAILABLE.

     If you are living or working outside the United States, we believe that you will not be subject to additional tax solely by virtue of your participation in the Offer and your tender of Eligible Option Grants in exchange for Replacement Options. However, tax legislation in most of the countries outside the United States does not specifically address the tax consequences of the exchange of Eligible Option Grants for Replacement Options. Consequently, although it appears that you will not be subject to additional tax liability if you participate in the Offer, we cannot be certain of this result. It is possible that you may be subject to tax on the value of the Replacement Options upon grant or on some other basis or that you may lose the ability to claim preferential tax treatment in connection with your Replacement Options that may or may not otherwise be available. Please review the applicable Summary in Schedule B to the Offer and consult your personal tax advisor to determine the tax and similar (e.g. social insurance contribution) consequences of this exchange transaction.

IN CERTAIN CIRCUMSTANCES WE MIGHT BE SUBJECT TO LEGAL, REGULATORY, OR BUSINESS REQUIREMENTS OR IMPEDIMENTS THAT COULD DELAY OR PREVENT OUR MAKING THIS OFFER TO YOU, OR OUR COMPLETING THE EXCHANGE.

     We might be subject to certain legal, regulatory or business requirements or impediments required to obtain regulatory approvals or exemptions that could delay or prevent us from making this Offer, completing this exchange, and granting Replacement Options. Although we intend to use commercially reasonable efforts to address any such requirements and impediments, and do not currently anticipate any difficulties in managing the requirements and impediments, it is possible that it will be impracticable or impossible for us to grant Replacement Options, or that we will have to delay the issuance of those Replacement Options. Your Replacement Options may be subject to different terms and/or certain conditions as a result of these requirements or impediments. If it is impracticable or impossible for us to grant your Replacement Options due to legal, regulatory or business requirements or impediments, you will have no rights to your cancelled options and you will not receive any Replacement Options. Please see
Section 6 of this Offer to Exchange ("Conditions of the Offer") for details of the legal, regulatory, or business requirements or impediments that could terminate this Offer, and please see Section 11 of this Offer to Exchange ("Legal Matters; Regulatory Approvals") for further information concerning the possibility of unknown legal impediments.

     IF WE EXTEND THE EXPIRATION DATE OF THE OFFER, YOUR RISK RELATING TO TERMINATION OF EMPLOYMENT BEFORE THE GRANTING OF REPLACEMENT OPTIONS WILL BE AFFECTED, THE REPLACEMENT OPTIONS WILL BECOME EXERCISABLE AT LATER DATES, AND THE EXERCISE PRICE OF REPLACEMENT OPTIONS MAY BE HIGHER.

     Although we do not currently intend to do so, we may, in our discretion, extend the Expiration Date of the Offer at any time. If the Expiration Date is extended, then the Replacement Option Grant Date may be extended as necessary to avoid the possibility that we would have to recognize any charges in our financial statements which would reduce our reported earnings. If the Replacement Option Grant Date is extended, this will delay the period of time during which you will be at risk of termination of employment that could cause you not to receive any Replacement Options. Additionally, if the Replacement Option Grant Date is extended then the dates on which your Replacement Options become exercisable will also be delayed, and the exercise price of your Replacement Options may increase or decrease to the extent that the fair market value of our common stock increases or decreases between the original grant date and the extended grant date.

IF YOU RESIDE OUTSIDE THE UNITED STATES, THE VALUE OF YOUR REPLACEMENT OPTIONS MAY BE AFFECTED BY FLUCTUATIONS IN EXCHANGE RATES BETWEEN THE UNITED STATES DOLLAR AND OTHER CURRENCIES.

     If you reside outside the United States, you should also be aware that in addition to fluctuations in the value of Microsemi common stock in United States dollars, the value of Microsemi common stock as well as the value of your Replacement Options as expressed in your local currency will be affected by fluctuations in the exchange rate between the United States dollar and that currency.

                                    THE OFFER

1.   NUMBER OF OPTIONS; EXPIRATION DATE.

     We are offering to exchange Replacement Options for Eligible Option Grants held by our employees, excluding all members of the Board of Directors or Corporate Officers. Employees who are on an Approved Leave of Absence are also eligible to participate in this Offer. Eligible Option Grants are all outstanding options that were granted under our 1987 Microsemi Corporation Stock Plan ("Company Option Plan") and that have an exercise price that is equal to or greater than $14.00 per share of common stock. As of October 28, 2002, there were 4,647,417 shares of our common stock covered by options outstanding under the Company Option Plan, of which 1,877,990 shares were covered by Eligible Option Grants.

     Your participation in this Offer is voluntary. You may elect to exchange one or more of your Eligible Option Grants, but you may not exchange less than all shares subject to a particular Eligible Option Grant. However, if you elect to exchange any Eligible Option Grant, you must exchange any and all options granted to you in the six-month period prior to the Commencement Date, even if the exercise price of such options is less than $14.00 per share. For example, based on a Commencement Date of November 1, 2002, to participate in this Offer, you must exchange all of your options that were granted after April 30, 2002, even if the exercise price of some of those options is less than $14.00 per share.

     Our Offer is subject to the terms and conditions described in this Offer and the attached Summary Term Sheet and Questions and Answers. We will only accept Eligible Option Grants that are properly tendered for exchange and not validly withdrawn in accordance with Section 5 of this Offer before the Offer expires on the Expiration Date.

     The Replacement Options will be granted on June 9, 2003 (or a later date if the Offer is extended beyond December 6, 2002) and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Fair Market Value will be the closing price of our common stock as reported by Nasdaq on the Replacement Option Grant Date. The number of shares subject to your Replacement Options will equal the number of shares subject to each Eligible Option Grant that we cancel and any and all options granted to you in the six-month period prior to the Commencement Date that would also be cancelled because of your election to exchange Eligible Option Grants. The number of shares subject to the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

     All Replacement Options granted will be issued under the Company Option Plan as determined by our Board of Directors on the Replacement Option Grant Date. Replacement Options will be labeled as incentive stock options but will qualify as incentive stock options only to the maximum extent allowed under U.S. federal income tax law. For more details, please see Section 12.

     IF, FOR ANY REASON OTHER THAN DEATH, YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES OR ON AN APPROVED LEAVE OF ABSENCE (AS DEFINED IN THE GLOSSARY) FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER COMPENSATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN CANCELLED. IF YOUR EMPLOYMENT WITH US OR ONE OF OUR SUBSIDIARIES TERMINATES AFTER YOU TENDERED YOUR OPTIONS BUT PRIOR TO THE EXPIRATION DATE, YOU ARE NOT ELIGIBLE TO PARTICIPATE IN THE OFFER. IF THE OPTIONS THAT YOU TENDERED FOR EXCHANGE HAVE AN EXERCISE PRICE THAT IS LESS THAN $14.00 PER SHARE, THEY ARE NOT ELIGIBLE TO BE

EXCHANGED IN THE OFFER UNLESS THEY ARE OPTIONS THAT MUST BE EXCHANGED PURSUANT TO THE SECOND PARAGRAPH OF THIS SECTION 1. PARTICIPATION IN THIS OFFER DOES NOT CONFER UPON YOU THE RIGHT TO REMAIN EMPLOYED BY US OR ANY OF OUR SUBSIDIARIES.

     IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT-WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

     The Expiration Date of this Offer means 5 o'clock p.m., U.S. Pacific Standard Time, on December 6, 2002, unless we, in our discretion, extend the Offer. If we extend the Offer, the term Expiration Date will refer to the latest time and date at which the Offer expires. See Section 13 for a description of our rights to extend, delay, terminate and amend the Offer.

     We will publish a notice if we decide to amend this Offer and take any of the following actions:

  .    increase or decrease what we will give you in exchange for your Eligible
     Option Grants;

  .    increase or decrease the number of Eligible Option Grants to be exchanged in the Offer; or

  .    extend or terminate the Offer.

     If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we also intend to extend the Offer for a period of ten (10) business days after the date the notice is published.

     A business day means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

2.   PURPOSE OF THE OFFER.

     Many of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our common stock. For this reason, we believe these options are not attractive as an incentive to retain and motivate employees, and are unlikely to be exercised in the foreseeable future. By making this Offer we intend to provide our employees with the benefit of potentially receiving replacement options that may have a lower exercise price, and thereby to create better incentives for our employees to remain with us and to contribute to the attainment of our business and financial objectives and the creation of value for all of our stockholders.

     The Board of Directors has approved this Offer. We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants, and we make no representations as to our future stock price. However, the Board of Directors believes that the Offer may create a better chance for participating employees to obtain value from their options and our stock option program. The Board of Directors recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors, and you should consult with your personal advisors if you have questions about your financial and/or tax situation.

     We regularly evaluate various strategic and business development opportunities, including licensing agreements, marketing arrangements, joint ventures, acquisitions and dispositions. We intend to continue to selectively pursue alliances and acquisitions that would allow us to gain access to new customers and technologies, penetrate new geographic markets and enter new product markets. Except as otherwise disclosed in this Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

          (a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

          (b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

          (c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

          (d) any change in our management, including a change to the material terms of employment of any executive officer;

          (e) any change in our present Board of Directors, including a change in the number or term of directors, except as may occur through the normal year-end process whereby a new Board of Directors may be elected by stockholder vote;

          (f)  any other material change in our corporate structure or business;

          (g) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

          (h) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

          (i)  the suspension of our obligation to file reports pursuant to
               Section 15(d) of the Securities Exchange Act;

          (j) the acquisition by any person of any material amount of our securities or the disposition of any material amount of securities; or

          (k) any change in our Certificate of Incorporation or Bylaws, or any actions which may impede the acquisition of control of us by any person.

     Neither we nor our Board of Directors makes any recommendation as to whether you should exchange your Eligible Option Grants, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own legal, investment and/or tax advisors. You must make your own decision whether to exchange your Eligible Option Grants.

3.   PROCEDURES.

     Acknowledgement and Making Your Election. Whether or not you elect to accept or reject this Offer, you must properly complete and deliver the Acknowledgement and Election Form to David R. Sonksen, Secretary of Microsemi, located at 2381 Morse Ave., Irvine, CA 92614, via (1) facsimile at 1-866-803-2718, or if you cannot fax it, then by (2) personal delivery through first class registered or certified U.S. mail, Federal Express or other comparable courier service, before 5 o'clock p.m., U.S. Pacific Standard Time, on the Expiration Date. An Acknowledgement and Election Form is being provided you by email. For an additional copy of your Acknowledgement and Election Form please contact Microsemi via email at ExchangeOfferElectionForms@microsemi.com or by facsimile to 1-866-803-2718. If you are an employee on an Approved Leave of Absence as of the Commencement Date, Microsemi will mail to you an Acknowledgement and Election Form. You do not need to return your stock option agreements for your Eligible Option Grants to effectively elect to accept the Offer as they will be automatically cancelled if we accept your Eligible Option Grants for exchange. You will be required to return your stock option agreements only upon our request.

     The delivery of Acknowledgement and Election Forms and any other required documents by you to Microsemi are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted. In all cases, sufficient time should be allowed to ensure timely delivery.

     Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the number of shares subject to Eligible Option Grants and the validity, form, eligibility (including time of receipt) and acceptance of Acknowledgement and Election Forms. Neither we nor any other person is obligated to give notice of any defects or irregularities in any Acknowledgement and Election Form or otherwise in the exchange of any Eligible Option Grants, and no one will be liable for failing to give such notice. Our determination of these matters will be final and binding on all parties. We may reject any or all Acknowledgement and Election Forms or Eligible Option Grants that are tendered for exchange to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option Grants for exchange. Additionally, we retain the right to reject Eligible Option Grants that are tendered for exchange if any of the conditions, described fully in Section 6, "Conditions of the Offer" are triggered, unless and only to the extent we waive such conditions in our sole discretion. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange, provided that such Eligible Option Grants are properly and timely tendered for exchange and are not validly withdrawn. We may waive any of the conditions of the Offer or any defect or irregularity in any Acknowledgement and Election Form with respect to any particular Eligible Option Grants or any particular option holder. No Eligible Option Grants will be accepted for exchange until all defects or irregularities have been cured to our satisfaction by the option holder exchanging the Eligible Option Grants, or waived by us, prior to the Expiration Date.

     Our Acceptance Constitutes an Agreement. If you elect to exchange your Eligible Option Grants and you deliver us your Acknowledgement and Election Form and indicate that you "accept" the Offer as to one or more Eligible Option Grants in accordance with the procedures described above, you will have accepted the terms and conditions of the Offer. As of the end of the Expiration Date, our acceptance of Eligible Option Grants that are properly tendered for exchange will form a binding agreement between us and you on the terms and subject to the conditions of this Offer.

     Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept on the Expiration Date of the Offer all Eligible Option Grants for which an Acknowledgement and Election Form has properly been delivered and which have not thereafter been validly withdrawn. However, we may in our discretion choose not to accept any Eligible Option Grants for exchange if any of the conditions, described fully in Section 6, "Conditions of the Offer" are triggered, unless and only to the extent we waive such conditions in our sole discretion.

4.   CHANGE IN ELECTION; WITHDRAWAL OF ELECTION.

     You may only change or withdraw your election to tender Eligible Option Grants for exchange by following the procedures described in this Section 4. You may change or withdraw your election at any time before 5 o'clock p.m., U.S. Pacific Standard Time on the Expiration Date. This means that you may withdraw your tendered Eligible Option Grants at any time (including, as required by the rules of the SEC, any time after the fortieth business day following the Commencement Date) if we have not yet accepted your Eligible Option Grants for payment of the consideration described in the Offer.

     To change or withdraw your election, you must re-deliver a revised Acknowledgement and Election Form to David R. Sonksen, Secretary of Microsemi, located at 2381 Morse Ave., Irvine, CA 92614, via (1) facsimile at 1-866-803-2718, or if you cannot fax it, then by (2) personal delivery through first class registered or certified U.S. mail, Federal Express or other comparable courier service, before 5 o'clock p.m., U.S. Pacific Standard Time, on the Expiration Date. For an Acknowledgement and Election Form please contact Microsemi via email at ExchangeOfferElectionForms@microsemi.com or by facsimile to 1-866-803-2718. If you are an employee on an Approved Leave of Absence as of the Commencement Date, Microsemi will mail or fax you an Acknowledgement and Election Form. The last Acknowledgement and Election Form delivered by you as described above prior to 5 o'clock p.m., U.S. Pacific Standard Time on the Expiration Date will be treated by us as your final election with respect to the Offer.

     The delivery of Acknowledgement and Election Forms and any other required documents are at the sole risk of the option holder. Delivery will be deemed made only when actually received by us. No late deliveries will be accepted. In all cases, sufficient time should be allowed to ensure timely delivery.

5. ACCEPTANCE OF ELIGIBLE OPTION GRANTS FOR EXCHANGE AND CANCELLATION AND ISSUANCE OF REPLACEMENT OPTIONS.

     On the terms and subject to the conditions of this Offer, we currently expect that on the Expiration Date, we will accept the Eligible Option Grants for exchange and cancel all Eligible Option Grants properly tendered for exchange and not validly withdrawn before the Expiration Date in accordance with this Offer. The Replacement Options will be granted on June 9, 2003, or at a later date if the Offer is extended, and will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date. The Replacement Options will be 25% exercisable at the time they are granted, and will become exercisable as to an additional 25% of the grant on each anniversary of the date of grant, so that the Replacement Options will be 100% exercisable on the third anniversary of the date they are granted. The Fair Market Value will be the closing price of our common stock as reported by Nasdaq on the Replacement Option Grant Date.

     The number of shares subject to your Replacement Option will equal the number of shares cancelled because of your election to exchange Eligible Option Grants. (Any and all other options granted to you in the six-month period prior to the Commencement Date will be cancelled if you elect to cancel any Eligible Option Grant. The Replacement Option will include that number of cancelled options, as well.) The number of shares subject to the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date. A listing of all of your Eligible Option Grants is being provided you by email and an additional copy can be obtained by contacting Microsemi via email at ExchangeOfferElectionForms@microsemi.com or by facsimile to 1-866-803-2718 and requesting an Acknowledgement and Election Form. If you are not employed by us or one of our subsidiaries or on an Approved Leave of Absence on the Expiration Date, then you are not eligible to participate in this Offer. If, for any reason other than death, you are not employed continuously by us or one of our subsidiaries or on an Approved Leave of Absence through the Replacement Option Grant Date, you will not be eligible to receive Replacement Options or any other compensation in exchange for your Eligible Option Grants that have been cancelled. In the event of your death after the Expiration Date and before the Replacement Option Grant Date, any Replacement Options will be granted to your heirs, personal representatives, devisees or beneficiaries pursuant to your will or the laws of descent and distribution.

     Approximately ten days prior to the Expiration Date, you will receive an email confirmation that will confirm your most recent election (if any) and state which Eligible Option Grants you have thereby elected to tender for cancellation and the number of Replacement Options that we would grant you on the Replacement Option Grant Date, subject to the terms and conditions of this Offer. You may also receive additional email confirmations prior to the Expiration Date. After the Expiration Date, you will receive an email confirmation that will confirm your final election and state which of your Eligible Option Grants have been cancelled and the number of Replacement Options that we will grant you on the Replacement Option Grant Date, subject to the terms and conditions of this Offer.


6.   CONDITIONS OF THE OFFER.

     We will not be required to accept any Eligible Option Grants that you elect to exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any Eligible Option Grants that you elect to exchange, in each case at any time on or before the Expiration Date, if we determine that any of the following events has occurred and, in our reasonable judgment, such event makes it inadvisable for us to proceed with the Offer or to accept and cancel Eligible Option Grants that you elect to exchange:

  . any change or changes occur in the applicable accounting rules that cause the Offer to subject us to adverse accounting treatment.

  . any action or proceeding by any government agency, authority or tribunal or any other person, domestic or foreign, is threatened or pending before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the Eligible Option Grants, the issuance of Replacement Options, or otherwise relates to the Offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or otherwise), income, operations or prospects or materially impair the benefits we believe we will receive from the Offer; any action is threatened, pending or taken, or any approval is withheld, by any court or any authority, agency, tribunal or any person that, in our reasonable judgment, would or might directly or indirectly:

        (a) make it illegal for us to accept some or all of the Eligible Option Grants or to issue some or all of the Replacement Options or otherwise restrict or prohibit consummation of the Offer or otherwise relates to the Offer;

        (b) delay or restrict our ability, or render us unable, to accept the Eligible Option Grants for exchange and cancellation or to issue Replacement Options for some or all of the exchanged Eligible Option Grants;

        (c) materially impair the benefits we believe we could receive from the Offer (as described in the first paragraph of Section 2 hereof); or

        (d) materially and adversely affect our business, condition (financial or other), income, operations or prospects.

  .   there is:

        (a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market; or

        (b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory.

  . another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

        (a) any person, entity or group, within the meaning of Section 13(d)(3) of the Securities Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the Expiration Date;

        (b) any such person, entity or group that has filed a Schedule 13D or
            Schedule 13G with the SEC on or before the Expiration Date has acquired or proposed to acquire beneficial ownership of an additional 1% or more of the outstanding shares of our Common Stock; or

        (c) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or made a public announcement that it intends to acquire us or any of our assets or securities.

  . any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material and adverse to us.

     The conditions to the Offer are for our benefit. We may assert them in our discretion before the Expiration Date and we may waive them at any time and from time to time before the Expiration Date, whether or not we waive any other condition to the Offer. If we elect to waive any of the conditions to the Offer, the Offer will remain open for at least 5 business days after we disclose the waiver of any conditions to holders of Eligible Option Grants.

     Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 6 will be final and binding upon everyone.

     Additionally, we retain the right to reject Eligible Option Grants that are tendered for exchange if any of the conditions, described fully in Section 6, "Conditions of the Offer" are triggered, unless and only to the extent we waive such conditions in our sole discretion. Accordingly, your Eligible Option Grants (and the related stock option agreements) will be automatically cancelled if, and only if, we accept your Eligible Option Grants for exchange, provided that such Eligible Option Grants are properly and timely tendered for exchange and are not validly withdrawn.

     Also, if your employment with us or one of our subsidiaries terminates, for any reason other than death, after the Expiration Date and before your Replacement Options are granted, you will not receive any Replacement Options or any other compensation in exchange for your Eligible Option Grants that have been cancelled. If your employment with us is terminated as part of any announced reduction in force, you will fall within this category. In the event of your death after the Expiration Date and before the Replacement Option Grant Date, any Replacement Options will be granted to your heirs, personal representatives, devisees or beneficiaries pursuant to your will or the laws of descent and distribution. THEREFORE, IF YOU ARE NOT EMPLOYED BY US OR ONE OF OUR SUBSIDIARIES OR ON AN APPROVED LEAVE OF ABSENCE FOR ANY REASON (OTHER THAN DEATH) FROM THE EXPIRATION DATE THROUGH THE REPLACEMENT OPTION GRANT DATE, YOU WILL NOT RECEIVE ANY REPLACEMENT OPTIONS OR ANY OTHER COMPENSATION IN EXCHANGE FOR YOUR ELIGIBLE OPTION GRANTS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED.

     IF YOU ARE AN EMPLOYEE RESIDING IN THE UNITED STATES, THEN YOUR EMPLOYMENT WITH US IS "AT-WILL" AND MAY BE TERMINATED BY US OR BY YOU AT ANY TIME, INCLUDING PRIOR TO THE REPLACEMENT OPTION GRANT DATE, FOR ANY REASON, WITH OR WITHOUT CAUSE.

7.   PRICE RANGE OF COMMON STOCK.

     The Eligible Option Grants to be exchanged pursuant to this Offer are not publicly traded. However, upon exercise of an Eligible Option Grant, the option holder will become an owner of our common stock. Our common stock is quoted on Nasdaq under the symbol "MSCC." The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by Nasdaq. All share prices reflect our two-for-one stock split effective in August 2001.

                          Quarter ended              High          Low

 Fiscal year 2003
                   Partial Period of              $     7.70   $     5.22
                   September 30, 2002
                   through October 30, 2002
 Fiscal year 2002
                   September 29, 2002             $     7.05   $     5.00
                   June 30, 2002                  $    17.93   $     6.60
                   March 31, 2002                 $    32.42   $    13.49
                   December 30, 2001              $    38.97   $    23.63
 Fiscal year 2001
                   September 30, 2001             $    35.21   $    22.90
                   July 1, 2001                   $    35.50   $    10.97
                   April 1, 2001                  $    26.06   $     9.65
                   December 31, 2001              $    22.12   $    12.02
 Fiscal year 2000
                   October 1, 2000                $    21.12   $    13.97
                   July 2, 2000                   $    17.03   $     9.34
                   April 2, 2000                  $    24.00   $     4.22
                   January 2, 2000                $     4.44   $     3.34


     As of October 30, 2002, the closing price of our common stock, as reported by Nasdaq, was $7.70 per share.

     We cannot guarantee that the Replacement Options will have a lower exercise price than the Eligible Option Grants. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to exchange your Eligible Option Grants.


8.   SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF REPLACEMENT OPTIONS.

     Consideration. The number of shares subject to your Replacement Options will equal the number of shares subject to each Eligible Option Grant that you exchange. The number of shares subject to the Replacement Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between the Expiration Date and the Replacement Option Grant Date.

     The Replacement Options will generally be issued under the Company Option Plan (with the exception of grants to heirs, personal representatives, devisees or beneficiaries of an optionee who dies before the Replacement Option Grant
Date), which is the same option plan as the one under which the Eligible Option Grants had been granted, and the Replacement Options will be issued pursuant to a new option agreement that is substantially similar to the option agreement pursuant to which the Eligible Option Grants were issued. The Replacement Options will have an exercise price equal to the Fair Market Value of our common stock on the Replacement Option Grant Date, as determined by the closing price of our common stock reported by Nasdaq. Each Replacement Option will be 25% exercisable at the time it is granted, and will become exercisable as to an additional 25% of the grant on each anniversary of the Replacement Option Grant Date, so that a Replacement Option would become 100% exercisable on the third anniversary of the Replacement Option Grant Date. Each Replacement Option will have a term of ten years from the Replacement Option Grant Date (not from the original grant date of the Eligible Option Grants), subject to earlier termination in the event of termination of your employment.

     If we receive and accept the exchange of all Eligible Option Grants, we will grant Replacement Options to purchase a maximum of approximately 1,877,990 shares of our common stock. As of September 29, 2002, there were approximately 28,892,886 shares of our common stock outstanding. The maximum number of shares of common stock issuable upon exercise of the Replacement Options would equal approximately 6.5% of the total shares of our common stock outstanding as of September 29, 2002.

     Merger or Acquisition. If we merge with or are acquired by another entity between the Expiration Date and Replacement Option Grant Date, then the Company will use its best efforts, but shall be under no obligation, to cause the successor entity to grant the Replacement Options under the same terms as provided in this Offer. Also, if the successor entity were required to grant such Replacement Options, then an acquiring company might simply elect to terminate eligible employees of the Company before the Replacement Option Grant Date, in which case you might not receive any Replacement Options at all.

     Even if the successor entity is willing to grant the Replacement Options under the same terms as provided in this Offer, the type of security and the number of shares subject to each Replacement Option would be determined by the acquisition agreement between us and the acquiror based on the same principles applied to the handling of the options to acquire our common stock that are outstanding at the time of the acquisition. As a result of the ratio in which our common stock may convert into an acquiror's common stock in an acquisition transaction, you may receive options for more or fewer shares of the acquiror's or successor entity's common stock than the number of shares subject to the Eligible Option Grants that you exchange, if any. Also, an acquiror's or successor entity's stock price on the Replacement Option Grant Date has potentially an unpredictable effect on the exercise price of Replacement Options.

9. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING THE ELIGIBLE OPTION GRANTS.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of October 28, 2002, the total number of shares of our common stock subject to all Eligible Option Grants was 1,877,990, the total number of shares of our common stock subject to Eligible Option Grants held by our Corporate Officers and directors was 0 because such persons are not eligible to participate, and the number of Eligible Options held by our other executive officers was 299,250, and the approximate percentage of those shares relative to the total number of shares subject to all Eligible Option Grants was 15.9%.

     During the past 60 days, we have not issued any Eligible Option Grants and no Eligible Option Grants have been exercised. Neither we, nor, to the best of our knowledge, any member of our Board of Directors or any of our executive officers or those of our subsidiaries, nor any affiliates of ours, engaged in transactions involving Eligible Option Grants during the past 60 days.

     Our directors and executive officers are option-holders under our Company Option Plan. Also Philip Frey, Jr., as an individual, is a party to several loan and brokerage agreements that each relate to the pledge of shares of Microsemi common stock as collateral with standard default provisions. Except as otherwise described above, neither we nor, to our knowledge, any of our executive officers or members of our Board of Directors are a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements (other than loan agreements containing standard default and similar provisions regarding pledged shares of common stock), puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.


    10.  STATUS OF ELIGIBLE OPTION GRANTS ACQUIRED BY US IN THE OFFER.

     Many of our option holders hold options with exercise prices significantly higher than the current market price of our common stock. We believe it is in our best interest to offer these option holders an opportunity to more effectively participate in the potential growth in our stock price.

     An option exchange is a customary process used by other companies to increase employee incentives without incurring charges to earnings.

     We believe that we can accomplish our goals of providing option holders with the benefit of choosing whether they want to receive options that may have a lower exercise price than the Eligible Option Grants held by the option holders, without incurring additional current or future compensation expense because:

     . we will not grant any Replacement Options until a day that is at least six months and one day after the date that we accept and cancel Eligible Option Grants tendered for exchange;

     . the exercise price of Replacement Options will be the Fair Market Value of our common stock on the Replacement Option Grant Date, which is expected to be June 9, 2003, or a later date if we extend the Offer. The Fair Market Value will be the closing price of our common stock as reported by Nasdaq on the Replacement Option Grant Date;

     . we will require any option holder who tenders any Eligible Option Grants in the Offer to tender any and all options that he or she received during the six-month period prior to the Commencement Date which, based on a Commencement Date of November 1, 2002, includes all options granted after April 30, 2002 (even if the exercise price of such options is less than $14.00 per share); and

     . in order to avoid any potential compensation expense, we will not grant any options to an option holder who tendered Eligible Option Grants in the Offer until the Replacement Option Grant Date.

     All options that have been granted under the Company Option Plan and that we acquire in connection with the Offer will be cancelled and the shares of common stock that may be purchased under those Eligible Option Grants granted pursuant to our Company Option Plan will be returned to the pool of shares available for grants of new awards or options under such plan without further stockholder action, except as required by applicable law or Nasdaq rules or any other securities quotation system or any stock exchange on which our common stock is then quoted or listed.

11.  LEGAL MATTERS; REGULATORY APPROVALS.

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition or ownership of the Eligible Option Grants as described in the Offer. If any other approval or action should be required, we presently intend to seek such approval or take such action. This could require us to delay the acceptance of any Eligible Option Grants that you elect to exchange. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business. Our obligation under the Offer to accept exchanged Eligible Option Grants and to issue Replacement Options is subject to conditions, including the conditions described in Section 6.


12.  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Option Grants for Replacement Options under the Offer. This discussion is based on the U.S. Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders. In addition, this discussion does not address any aspect of non-U.S., state or local income taxation or any other form of taxation other than U.S. federal income taxation that may be applicable to an option holder. If you are an employee residing outside the United States, the discussion in this
Section 12 generally will not apply to you. Please see Schedule B for more details regarding the tax treatment of the exchange in your country.

     We recommend that you consult your own tax advisor with respect to the federal, state, local and non-U.S. tax consequences of participating in the Offer.

Exchange of Options for Replacement Options.

     We believe that the exchange will be treated as a non-taxable exchange and, therefore, if you exchange outstanding Eligible Option Grants for Replacement Options, you will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange.

     The grant of Replacement Options is not recognized as taxable income for U.S. federal income tax purposes. Accordingly, we believe that you will not be required to recognize income for U.S. federal income tax purposes on the Replacement Option Grant Date.

Qualification of Options as Incentive Stock Options.

     Replacement Options. Your Replacement Options will be labeled as incentive stock options but will qualify as incentive stock options only to the maximum extent allowed under U.S. federal income tax law. Your Replacement Options will not qualify as incentive stock options if you are an employee on a leave of absence that has exceeded 90 days on the Replacement Option Grant Date and you do not have a right to return to employment that is guaranteed by contract or statute. Your Replacement Options will not qualify as incentive stock options if they are granted to your heirs, personal representatives, devisees or beneficiaries in the event of your death prior to the Replacement Option Grant Date. If the number of shares subject to your Replacement

Options is high enough that the aggregate exercise price of the Replacement Options that become exercisable in any one year (including the initially exercisable 25% of the Replacement Options on the date they are granted) exceeds $100,000, then your Replacement Options will be deemed nonqualified stock options to the extent of the excess over $100,000. Some or all of your Replacement Options may fail to qualify as incentive stock options in certain other circumstances.

     Current Options. We do not believe that our Offer to you, in and of itself, will affect the status of your untendered Eligible Option Grants as incentive stock options. However, it is possible that the U.S. Internal Revenue Service could take the position that the Offer itself is a modification of your untendered Eligible Option Grants, whether or not you elect to cancel and exchange the options. A successful assertion by the U.S. Internal Revenue Service that your untendered Eligible Option Grants are modified by the Offer could extend the holding period that is required to be satisfied prior to sale or disposition of the shares underlying an incentive stock option in order to qualify for favorable tax treatment. A successful assertion by the U.S. Internal Revenue Service that the Offer is a modification of your Eligible Option Grants might even cause all or a portion of your Eligible Option Grants to be treated as nonqualified stock options under the following circumstances: (1) if any of your incentive stock options that are Eligible Option Grants have an exercise price less than the Fair Market Value of our common stock during the period from the Commencement Date to the Expiration Date, these options could become nonqualified stock options; or (2) if the aggregate fair market value of the common stock subject to your currently exercisable Eligible Option Grants that are incentive stock options plus the aggregate fair market value of the common stock subject to any of your incentive stock options that become exercisable in the calendar year of the Offer exceeds $100,000, the excess portion of your incentive stock options that are Eligible Option Grants could become nonqualified stock options.

General U.S. Federal Income Tax Treatment of Incentive Stock Options.

     Upon the grant of an incentive stock option, you will recognize no income. Upon exercise of an incentive stock option, if no disposition of the underlying stock is made until at least two years from the date the option had been granted and at least one year from the date the option had been exercised (collectively, the "ISO Holding Periods"), you will recognize no income, and no deduction may be taken by the Company. However, if the ISO Holding Periods are not met, any gain upon disposition is taxed in whole or in part as ordinary income, tax withholding may be required, and the Company is entitled to a tax deduction for that year. The amount of ordinary income recognized is equal to the lesser of
(a) the fair market value of the underlying stock on the exercise date minus the exercise price, or (b) the amount realized on disposition minus the exercise price. This amount is subject to Social Security, Medicare and FUTA taxes at the time of exercise. If the amount realized on disposition exceeds the fair market value of the underlying stock on the exercise date, the excess is short-term or long-term capital gain on the date of disposition, depending upon whether you disposed of the underlying stock more than one year after the exercise date.

     Upon disposition of the underlying stock after the ISO Holding Periods have been satisfied, any gain or loss realized by you is taxed as long-term capital gain or loss, and the Company is not entitled to any deduction with regard to such disposition. The amount of long-term capital gain or loss is equal to the amount realized on disposition minus the exercise price. The long-term capital gains tax rate has been changed from time to time, and in 2002, the maximum federal tax rate for long-term capital gain is 20%. The rate as stated above excludes any applicable state income taxes.

     The exercise of an incentive stock option may result in items of "tax preference" for the purposes of the Alternative Minimum Tax ("AMT"). For the purposes of computing the AMT, the excess of the fair market value (on the date of the exercise) of the shares received upon the exercise of an incentive stock option over the exercise price paid is included in AMT income in the year the option is exercised. If the shares are sold in the same year that the option is exercised, the regular tax treatment and the AMT treatment will be the same. If the shares are sold during a year subsequent to that in which the option was exercised, the basis of the stock acquired will equal its fair market value on the date of exercise for purposes of computing AMT income in the year of sale. For example, assume that an individual pays an exercise price of $10.00 to purchase stock having a fair market value of $15.00 on the date of exercise. The amount included in AMT income is $5.00, and the stock has a basis of $10.00 for regular tax purposes and $15.00 for AMT purposes. If the individual sells the stock in a subsequent year for $20.00, the gain recognized is $10.00 for regular tax purposes and $5.00 for AMT purposes.

     An optionee who is subject to the AMT in the year of exercise of an incentive stock option may claim as a credit, against the optionee's regular tax liability in future years, the amount of AMT paid that is attributable to the exercise of the option. This credit is available in the first year following the year of exercise in which the optionee has a regular tax liability.

     When an incentive stock option is exercised by delivery of our common stock in payment of the exercise price, the stock delivered is not taxed, provided that stock acquired on exercise of an incentive stock option is not tendered as payment before the ISO Holding Periods are satisfied. A number of the shares you receive equal to the number of shares delivered will have the same tax basis and be treated as having been held for the same period of time for capital gain and loss purposes as the shares you delivered, and the rest of the shares received on exercise of the option will have a tax basis equal to the amount of any cash paid to exercise the option plus the amount of any ordinary income recognized on exercise of the option and will be treated for capital gain and loss purposes as having been acquired on the exercise date.

General U.S. Federal Income Tax Treatment of Nonqualified Stock Options.

     Under current U.S. federal income tax law, you will not realize taxable income upon the grant of a nonqualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable ordinary income to you and, if you are an employee, then you will be subject to withholding of income and U.S. employment taxes at that time. We will be entitled to a deduction equal to the amount of ordinary income taxable to you if we comply with applicable withholding requirements.

     When a nonqualified stock option is exercised by delivery of our common stock in payment of the exercise price, the stock delivered is not taxed even if the ISO Holding Periods have not been satisfied. A number of the shares you receive equal to the number of shares delivered will have the same tax basis and be treated as having been held for the same period of time for capital gain and ISO Holding Period purposes as the shares you delivered, and the rest of the shares received on exercise of the option will have a tax basis equal to the amount of any cash paid to exercise the option plus the amount of any ordinary income recognized on exercise of the option and will be treated for capital gain and loss purposes as having been acquired on the exercise date.

     The subsequent sale of the shares acquired pursuant to the exercise of a nonqualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

13.  EXTENSION OF THE OFFER; TERMINATION; AMENDMENT.

     We may at any time, and from time to time, extend the period of time during which the Offer is open and delay accepting any Eligible Option Grants tendered for exchange by announcing the extension and/or giving oral or written notice of the extension to the option holders.

     Prior to the Expiration Date, we may postpone accepting and canceling any Eligible Option Grants or terminate or amend the Offer if any of the conditions specified in Section 6 occur. In order to postpone accepting or canceling, we must announce the postponement and give oral or written notice of the postponement to the option holders. Our right to delay accepting and canceling Eligible Option Grants may be limited by Rule 13e-4(f)(5) under the Securities Exchange Act, which requires that we pay the consideration offered or return the surrendered options promptly after we terminate or withdraw the Offer.

     As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the consideration offered in the Offer to option holders or by decreasing or increasing the number of Eligible Option Grants to be exchanged or surrendered in the Offer.

     We may amend the Offer at any time by announcing an amendment. If we extend the length of time during which the Offer is open, notice of the amendment must be issued no later than 11:59 a.m., U.S. Pacific Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any announcement relating to the Offer will be sent promptly to option holders in a manner reasonably designed to inform option holders of the change.

     If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

     . increase or decrease what we will give you in exchange for your Eligible Option Grants; or

     . increase or decrease the number of Eligible Option Grants to be exchanged in the Offer.

     If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer for a period of ten (10) business days after the date the notice is published.


14.  FEES AND EXPENSES.

     We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Option Grants to exchange such Eligible Option Grants pursuant to this Offer.

15.  INFORMATION ABOUT US.

     OVERVIEW

     Microsemi Corporation (the "Company" or "Microsemi") was incorporated in Delaware in 1960. We changed our name from Microsemiconductor Corporation in February 1983. Our principal executive offices are located at 2381 Morse Avenue, Irvine, California 92614, and our telephone number is (949) 221-7100. Our web site is located at http://www.microsemi.com. Copies of the Offer to Exchange, the accompanying Questions and Answers, and other related materials, as amended, are available at http://www.microsemi.com/exchangeoffer11012002, otherwise the information on our web site is not a part of this Offer. Unless the context otherwise requires, "Microsemi" refers to Microsemi Corporation and its consolidated subsidiaries.

     Microsemi is a leading designer, manufacturer and marketer of analog, mixed-signal and discrete semiconductors. Our semiconductors manage and regulate power, protect against transient voltage spikes and transmit, receive and amplify signals.

     Microsemi products include individual components as well as complete circuit solutions that enhance customer designs by providing battery optimization, reducing size or protecting circuits. The markets that we serve include mobile connectivity, computer/peripherals, telecommunications, medical, industrial/commercial, aerospace/satellite and military.

     SELECTED FINANCIAL DATA

     Set forth below is a selected summary of our financial information. The financial data as of September 30, 2001 and for the years ended October 1, 2000 and September 30, 2001 are derived from our audited consolidated financial statements included in our Annual Report for the year ended September 30, 2001. The financial data as of June 30, 2002 and for the nine months ended July 1, 2001 and June 30, 2002 are derived from our unaudited consolidated financial statements for the quarter ended June 30, 2002. This financial data should be read together with our Management's Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended September 30, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002.

--------------------------------------------------------------------------------------------------
                                                Year ended                  Nine Months Ended
--------------------------------------------------------------------------------------------------
                                        October 1,   September 30,         July 1,     June 30,
--------------------------------------------------------------------------------------------------
                                           2000          2001               2001         2002
--------------------------------------------------------------------------------------------------
 Net sales                              $  247,577   $    243,388        $  186,225   $  163,453
--------------------------------------------------------------------------------------------------
 Cost of sales                             177,602        161,932           125,232      107,554
--------------------------------------------------------------------------------------------------
 Gross profit                               69,975         81,456            60,993       55,899
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
 Operating expenses:
--------------------------------------------------------------------------------------------------
 Selling and general and
 administrative                             38,431         37,643            29,348       29,102
--------------------------------------------------------------------------------------------------
 Amortization of goodwill and
 other intangible assets                     2,359          2,830             2,029        2,901
--------------------------------------------------------------------------------------------------
 Research and development                   11,196         16,122            11,291       17,063
--------------------------------------------------------------------------------------------------
 Acquired in-process research
 and development                             2,510              -                 -            -
--------------------------------------------------------------------------------------------------
 Restructuring charge                                           -                 -        4,070
--------------------------------------------------------------------------------------------------
 Asset Impairments                                                                -        1,687
--------------------------------------------------------------------------------------------------
 Total operating expenses                   54,496         56,595            42,668       54,823
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
 Operating Income                           15,479         24,861            18,325        1,076
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
 Other (expenses) income:
--------------------------------------------------------------------------------------------------
 Interest, net                              (3,329)           653               518         (489)
--------------------------------------------------------------------------------------------------
 Other, net                                    133            290               267        2,942
--------------------------------------------------------------------------------------------------
 Total other (expenses) income              (3,196)           943               785        2,453
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
 Income before income taxes                 12,283         25,804            19,110        3,529
--------------------------------------------------------------------------------------------------
 Provision for income taxes                  4,054          8,515             6,306        1,165
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
 Net income                             $    8,229   $     17,289        $   12,804   $    2,364
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
 Earnings per share:
--------------------------------------------------------------------------------------------------
               Basic                    $     0.34   $       0.62        $     0.46   $     0.08
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------
               Diluted                  $     0.33   $       0.59        $     0.44   $     0.08
--------------------------------------------------------------------------------------------------
 Weighted-average common
 shares outstanding:
--------------------------------------------------------------------------------------------------
               Basic                        24,018         27,906            27,882       28,605
--------------------------------------------------------------------------------------------------
               Diluted                      25,200         29,579            29,512       29,799
--------------------------------------------------------------------------------------------------

Consolidated balance sheet data (in thousands, except per share data):

 ------------------------------------------------------------------------------
                                                          As of
 ------------------------------------------------------------------------------
                                            September 30,       June 30,
 ------------------------------------------------------------------------------
                                                2001              2002
 ------------------------------------------------------------------------------

 ------------------------------------------------------------------------------
  Cash and cash equivalents                $          24,808  $    26,340
 ------------------------------------------------------------------------------
  Working capital                                     82,252       88,401
 ------------------------------------------------------------------------------
  Total assets                                       240,171      232,387
 ------------------------------------------------------------------------------
  Long-term debt                                       6,078        4,373
 ------------------------------------------------------------------------------
  Total stockholders' equity                         175,389      182,667
 ------------------------------------------------------------------------------
  Book value per share                                  6.21         6.32
 ------------------------------------------------------------------------------

Book value per share is calculated by dividing total stockholders' equity by the number of shares of common stock outstanding.

Ratios of earnings to fixed charges:

  ------------------------------------------------------------------------------------------------------
                                                   Year ended                     Nine Months Ended
  ------------------------------------------------------------------------------------------------------
                                           October 1,    September 30,          July 1,      June 30,
                                              2000           2001                2001          2002
  ------------------------------------------------------------------------------------------------------
  ------------------------------------------------------------------------------------------------------
   Earnings:                                                      (in thousands)
  ------------------------------------------------------------------------------------------------------

  ------------------------------------------------------------------------------------------------------
      Earnings before income taxes        $    12,283     $   25,804          $   19,110    $   3,529
  ------------------------------------------------------------------------------------------------------
   Add:  Fixed charges                          4,488          1,770               1,394        1,814
  ------------------------------------------------------------------------------------------------------
                                          $    16,771     $   27,574          $   20,504        5,343
  ------------------------------------------------------------------------------------------------------
   Fixed charges:
  ------------------------------------------------------------------------------------------------------
   Interest expense                       $     4,041     $    1,015          $      828    $     906
  ------------------------------------------------------------------------------------------------------
   Interest portion of rental expense             412            720                 540          882
  ------------------------------------------------------------------------------------------------------
   Debt issuance cost                              35             35                  26           26
  ------------------------------------------------------------------------------------------------------
                                          $     4,488     $    1,770          $    1,394    $   1,814
  ------------------------------------------------------------------------------------------------------

  ------------------------------------------------------------------------------------------------------
   Ratio of earnings to fixed charges            3.74          15.58               14.71         2.95
  ------------------------------------------------------------------------------------------------------

For the purpose of calculating the ratio of earnings to fixed charges, earnings are defined as consolidated income from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest on all indebtedness, estimated interest within rental expense and amortization of debt issuance. We have no preference securities, equity method investments or capitalized interest. The financial information included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 is incorporated by reference and may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth under Section 16 - "Additional Information."

16.  ADDITIONAL INFORMATION.

     With respect to the Offer, we have filed a Tender Offer Statement on Schedule TO with the SEC, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, before making a decision on whether to tender your options.

     We recommend that you review the following materials that we have filed with the SEC before making a decision on whether to exchange your options:

          (a) our Annual Report on Form 10-K for the fiscal year ended September 30, 2001 filed on December 24, 2001;

          (b) our Quarterly Report on Form 10-Q for the quarter ended December 30, 2001 filed on February 13, 2002;

          (c) our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 filed on May 10, 2002;

          (d) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 filed on August 12, 2002;

          (e) our Current Reports on Forms 8-K filed November 7, 2001; April 26, 2002; July 1, 2002; and July 2, 2002; and October 30, 2002;
               and amendments on Forms 8-K/A filed November 7, 2001 and November 13, 2001; and

          (f) the description of our common stock contained in our Registration Statement on Form 10/A (Amendment No. 1) filed with the SEC on February 12, 2002, including any amendments or reports filed for the purpose of updating such description.

     The SEC file number for these filings is 0-8866. These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

450 Fifth Street, N.W.                     500 West Madison Street
Room 1024                                  Suite 1400
Washington, D.C. 20549                     Chicago, Illinois 60661

     You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol "MSCC", and our SEC filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                               1735 K Street, N.W.
                             Washington, D.C. 20006

     We will also provide without charge to each holder of Eligible Option Grants, upon their written or oral request, a copy of this Offer to Exchange or any or all of the documents to which we have referred you, other than exhibits to those documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

                              Microsemi Corporation
                               Investor Relations

                                2381 Morse Avenue
                                Irvine, CA 92614

or by sending us a facsimile at 1-866-804-2705 between the hours of 9:00 a.m. and 5:00 p.m., Irvine, California, local time, or email at ExchangeOfferQuestions@microsemi.com.

The Offer to Exchange and many other documents relating to the Offer are also available for download at http://www.microsemi.com/exchangeoffer11012002.

     As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offer, you should rely on the statements made in the most recent document.

     The information about us contained in this Offer to Exchange should be read together with the information contained in the documents to which we have referred you.

17.  MISCELLANEOUS.

     This Offer and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. However, the safe harbors of
Section 27A of the Securities Act and 21E of the Securities Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties, including those described under the heading "Certain Risks of Participating in this Offer" (which are risks concerning this Offer in particular) and the risks and uncertainties described in the Prospectus for 1987 Microsemi Corporation Stock Plan, which is attached hereto as Exhibit (a)(4) (which are risks concerning our options, our common stock and our Company). We encourage you to review these risk factors before you decide whether to participate in the Offer.

     If at any time we become aware of any jurisdiction where the making of this Offer violates the law, we will make a good faith effort to comply with the law. If we cannot comply with the law, the Offer will not be made to, nor will exchanges be accepted from or on behalf of, the option holders residing in that jurisdiction.

     Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from us is limited to this document, the attached Summary Term Sheet and Questions and Answers and the Tender Offer Statement on Schedule TO.

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR OPTIONS PURSUANT TO THE OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE ATTACHED SUMMARY TERM SHEET, PRESENTATION AND QUESTIONS AND ANSWERS AND THE TENDER OFFER STATEMENT ON SCHEDULE TO. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                   SCHEDULE A

             INFORMATION ABOUT OUR DIRECTORS AND EXECUTIVE OFFICERS

     Our directors as of October 28, 2002 are set forth in the following table:

           Name         Age                  Position and Offices Held
---------------------- -----        ------------------------------------------
Philip Frey, Jr.        75          Director, Chairman of the Board
Robert B. Phinizy       75          Director
Martin H. Jurick        64          Director
H.K. Desai              55          Director
James J. Peterson       46          Director, Chief Executive Officer and President
Thomas R. Anderson      57          Director
Nick E. Yocca           71          Director
Dennis R. Leibel        58          Director


     Our Corporate Officers and their positions and offices as of October 28, 2002 are set forth in the following table:

           Name             Age              Position and Offices Held
----------------------     -----    ------------------------------------------
James J. Peterson           46      Director, Chief Executive Officer and President
David R. Sonksen            56      Executive Vice President, Chief Financial Officer, Treasurer and Secretary
Ralph Brandi                59      Executive Vice President and Chief Operating Officer
John M. Holtrust            51      Vice President of Human Resources
Andy T.S. Yuen              49      Vice President of International Operations
James H. Gentile            45      Vice President of Worldwide Sales
John J. Petersen            57      Vice President of Quality and Business Process Improvement
Michael A. Sileo, Jr.       71      Corporate Counsel
Paul R. Bibeau              44      Vice President of Marketing and Business Development


     Our non-Corporate Officers and their positions and offices as of October 28, 2002 are set forth in the following table:

           Name              Age             Position and Offices Held
-------------------------   -----    ------------------------------------------
Harold R. McKeighan          59      Vice President and General Manager - Scottsdale
Lane Jorgensen               60      Vice President and General Manager - Santa Ana
James R. Shiring             60      Vice President of East Coast Operations
John A. Caruso               65      Vice President and General Manager - Lowell
Angelo R. Santamaria, Jr.    40      Vice President and General Manager - Watertown
Sven O. Nelson               49      Vice President and General Manager - Colorado
William K. Jones             45      Vice President and General Manager - Integrated Products
Thomas J. Kachel             59      Vice President and General Manager - Lawrence

     The address of each director and executive officer is c/o Microsemi Corporation, 2381 Morse Avenue, Irvine, California 92614.

                                   SCHEDULE B

                 ADDENDA FOR EMPLOYEES RESIDING OUTSIDE THE U.S.

     If you are an employee residing outside the United States, we believe that you will not be subject to additional tax solely by virtue of your participation in the Offer and your tender of Eligible Option Grants for Replacement Options. However, the tax legislation in most of the countries outside of the United States does not specifically address the tax consequences of the tender of Eligible Option Grants for Replacement Options. Consequently, although it appears that you will not be subject to any additional tax liability if you participate in the Offer, we cannot be certain of this result. It is possible that you may be subject to tax on the value of the Replacement Options upon grant or on some other basis or that you may lose the ability to claim preferential tax treatment in connection with your Replacement Options. We therefore strongly recommend that you consult with your tax advisor as to the tax consequences of participating in the Offer.

     If you are eligible for this Offer because you are an employee of Microsemi or one of our subsidiaries living or working in the United States, Taiwan, Hong Kong, Ireland or Singapore but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.

                        ADDENDUM FOR EMPLOYEES IN TAIWAN

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for eligible employees subject to tax in Taiwan. This discussion is based on the tax law of Taiwan, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

     We do not believe that you will be subject to tax as a result of the cancellation of your Eligible Option Grants.

Grant

     You will not be subject to tax when the Replacement Options are granted to you.

Exercise

     When you exercise your Replacement Options, Taiwan individual income tax implications may apply. If the stock option given is related to services provided in Taiwan, then the difference (or "spread") between the fair market value of the underlying shares and the exercise price will be subject to Taiwan income tax. On the other hand, if not related to Taiwan services rendered, then there will be no Taiwan income tax on the "spread."

Sale of Shares

     When you sell your shares acquired upon exercise of the Replacement Options, you will not be subject to Taiwan income tax, as foreign source income is not taxable for individuals in Taiwan.

Withholding and Reporting

     Your employer is not required to withhold or report income tax at the time of exercise or sale provided that there is no "chargeback" made.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

                       ADDENDUM FOR EMPLOYEES IN HONG KONG

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for employees employed in Hong Kong or employed by a Hong Kong employer or the Hong Kong office of a non-Hong Kong employer. This discussion is based on the tax law of the Hong Kong Special Administrative Region as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you or there may be additional consequences under the laws of your country. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

     We do not believe that there will be a tax liability in connection with the tender of your Eligible Option Grants in exchange solely for Replacement Options; however, this is not completely certain. Generally, share options granted to employees are subject to Hong Kong salaries tax at the time of exercise, assignment or release of the option, although the Hong Kong Inland Revenue Department has stated that in a straight exchange of rights to acquire shares without the employee also receiving monetary compensation the Department will generally accept that the exchange does not constitute an assignment or release of the option for Hong Kong tax purposes. However, there is a risk that the Hong Kong Inland Revenue Department could nonetheless take the position that the exchange of your Eligible Option Grants for Replacement Options is an assignment or release of the Eligible Option Grants, with the result that you could be subject to salaries tax on the value of the Replacement Options as of the Expiration Date of the Offer as determined by the Hong Kong Inland Revenue Department.

Grant

     You will not be subject to tax when the Replacement Options are granted to you.

Exercise

     You will be subject to Hong Kong salaries tax when you exercise your Replacement Options on the difference (or "spread") between the fair market value of the underlying shares on the date of exercise and the exercise price.

Sale of Shares

     You will not be subject to Hong Kong tax when you sell your shares acquired upon exercise of the Replacement Options.

Dividends

     If you acquire shares upon exercise, you may be entitled to receive dividends. You will not be subject to Hong Kong tax on any dividends paid on our stock. Any dividends paid on our stock will be subject to income tax withholding tax in the U.S., and you will not be entitled to a tax credit in Hong Kong for United States federal tax withheld at source.

Withholding and Reporting

     Your employer will report the details of any option grant and exercise on its annual Hong Kong Inland Revenue tax return.

     In addition to your employer's reporting obligations, you must report details of any liabilities arising from the exercise of your Replacement Options to the Hong Kong Inland Revenue on your personal Hong Kong Inland Revenue tax return.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

                        ADDENDUM FOR EMPLOYEES IN IRELAND

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for tax residents in Ireland. This discussion is based on Irish tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Exchange

     We do not believe that there will be a tax liability in connection with the tender of your Eligible Option Grants in exchange for Replacement Options.

Grant

     You will not be subject to tax when the Replacement Options are granted to you.

Exercise

     Any Replacement Options granted to you will be granted under a non-approved share option scheme. Consequently, you will be subject to income tax when you exercise your Replacement Options on the difference (or "spread") between the fair market value of the underlying shares on the date of exercise and the exercise price. You can elect, on submission of a tax return, to defer the income tax charge arising on exercise if the shares acquired on exercise of the Replacement Option are not disposed of in the year of exercise. The income tax payable on exercise may be deferred until the shares are disposed of or for seven years, whichever is earlier.

     You will not be required to pay any Pay Related Social Insurance contributions at the time you exercise your Replacement Options. Employers and employees are not required to pay PRSI on share options or other benefits in-kind provided to employees.

Sale of Shares

     When you sell your shares acquired upon exercise of the Replacement Options, you will be subject to capital gains tax. The tax is due on any increase in the value of the shares between the date on which you exercise your Replacement Options and the date on which you sell the shares acquired upon exercise of such options.

Dividends

     If you acquire shares upon exercise, you may be entitled to receive dividends. Any dividends paid on our stock will be subject to income tax in Ireland and withholding tax in the U.S. You may be entitled to a foreign tax credit for United States federal tax withheld at source. You must report any dividends you receive on your annual Ireland tax return.

Withholding and Reporting

     Your employer is required to arrange for the payment of income tax on the spread at exercise or to withhold funds on account of income tax on the spread at exercise from the payroll, the proceeds of exercise and sale, or otherwise, and to remit such amounts to the Ireland Inland Revenue on your behalf. Your employer will also report the details of any option grant and exercise on its annual Ireland Inland Revenue tax return.

     In addition to your employer's reporting obligations, you must report details of any liabilities arising from the exercise of your Replacement Options and from the sale or disposal of shares, together with details of dividend income, to the Inland Revenue on your personal Ireland Inland Revenue tax return.

     You will be responsible for paying any taxes owed as a result of the sale of the shares or the receipt of any dividends.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.

                       ADDENDUM FOR EMPLOYEES IN SINGAPORE

Tax Information

     The following is a general summary of the material tax consequences of the exchange of your Eligible Option Grants and the grant of Replacement Options under the Offer for tax residents in Singapore. This discussion is based on Singaporean tax law as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your Replacement Options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. We advise all option holders considering replacing their Eligible Option Grants to meet with their own tax advisors. If you are a citizen or resident of another country, the information contained in this summary may not be applicable to you. You are advised to seek appropriate professional advice as to how the tax or other laws in your country apply to your specific situation.

Option Replacement

     We do not believe that there will be a tax liability in connection with the tender of your Eligible Option Grants in exchange for Replacement Options.

Grant

     You will not be subject to tax when the Replacement Options are granted to you.

Exercise

     You will be subject to income tax when you exercise your Replacement Options on the difference (or "spread") between the fair market value of the underlying shares on the date of exercise and the exercise price. Contributions to the Central Provident Fund ("CPF") are generally required of Singapore citizens or permanent residents with respect to cash remuneration only and CPF contributions should not be required with respect to exercise of your Replacement Options.

     If you are neither a Singapore citizen nor a Singapore permanent resident, then when your employment with your employer terminates for any reason you will be treated for Singapore tax purposes as if you exercised any options, including Replacement Options, that were granted to you after January 1, 2003, and that are outstanding and not yet exercised as of the date that your employment terminates. You will be subject to Singapore income tax on the difference (or "spread") between the fair market value of the underlying shares on the date your employment terminates and the exercise price you would have paid if you exercised the options on that date, and you will not be subject to Singapore tax on the subsequent actual exercise of any options that were deemed exercised upon termination of employment.

Sale of Shares

     You will not be subject to Singapore tax when you sell your shares acquired upon exercise of the Replacement Options.

Dividends

     If you acquire shares upon exercise of your Replacement Options, you may be entitled to receive dividends. Any dividends paid on our stock will be subject to U.S. withholding tax. Any dividends paid on our stock may also be subject to Singapore income tax. You must report any dividends you receive on your annual Singapore tax return.

Withholding and Reporting

     Your employer will report the details of any option grant and exercise on its annual Inland Revenue Authority of Singapore tax return. In addition to your employer's reporting obligations, you must report details of any liabilities arising from the exercise of your Replacement Options, together with details of dividend income, to the Inland Revenue Authority on your personal tax return.

     You will be responsible for paying any taxes owed as a result of the receipt of any dividends.

     Please consult a tax advisor to determine the tax considerations and tax consequences relevant to your participation in the Offer.